Exhibit 10(cc)

LITTON INDUSTRIES, INC. RESTORATION PLAN 2

Effective April 3, 2001

TABLE OF CONTENTS

Article I - Definitions		1
1.01	Active Participant	1
1.02	Affiliated Companies	1
1.03	Avondale Plan	1
1.04	Board of Directors	1
1.05	Code	1
1.06	Company	1
1.07	ERISA	1
1.08	FSSP	1
1.09	Ingalls Salaried Plan	1
1.10	Participant	1
1.11	Plan	1
1.12	Plan Year	2
1.13	Program	2
1.14	Retirement Plan	2
1.15	Retirement Plan B	2
1.16	Termination of Employment	2

Article II - General Provisions		3
2.01	In General	3
2.02	Forms and Times of Benefit Payments	3
2.03	Beneficiaries and Spouses	4
2.04	Amendment and Plan Termination	4
2.05	Not an Employment Agreement	6
2.06	Assignment of Benefits	6
2.07	Nonduplication of Benefits	7
2.08	Funding	7
2.09	Construction	8
2.10	Governing Law	8
2.11	Actions By Company	8
2.12	Plan Representatives	8
2.13	Number	8

Article III - Lump Sum Election		9
3.01	In General	9
3.02	Retirees Election	9
3.03	Retirees Lump Sum	10
3.04	Actives Election	12

i

3.05	Actives Lump Sum—Retirement Eligible	13
3.06	Actives Lump Sum—Not Retirement Eligible	15
3.07	Calculation of Lump Sum	15
3.08	Spousal Consent	17

Appendix A - Litton Restoration Program – June 1, 2001 through June 30, 2003		18
A.01	Purpose	18
A.02	Definitions	18
A.03	Eligibility	19
A.04	Amount of Benefit	19
A.05	Preretirement Surviving Spouse Benefit	21
A.06	Plan Termination	22
A.07	Retirement Plan Benefits	22

Appendix B - Litton Cash Balance Restoration Program		24
B.01	Purpose	24
B.02	Eligibility	24
B.03	Amount of Benefit	24
B.04	Preretirement Survivor Benefit	25
B.05	Plan Termination	25
B.06	Retirement Plan Benefits	25

ii

ARTICLE I

Definitions

The terms in this Article have the following meanings when capitalized:

1.01	Active Participant. This term is defined in Section 3.04(a).

1.02	Affiliated Companies. The Company and any other entity related to the Company under the rules of section 414 of the Code. The Affiliated Companies include Northrop Grumman Corporation and its 80%-owned subsidiaries and may also include other entities.

1.03	Avondale Plan. The Avondale Industries, Inc. Non-Represented Employees’ Pension Plan.

1.04	Board of Directors. The Board of Directors of Northrop Grumman Corporation.

1.05	Code. The Internal Revenue Code of 1986, as amended.

1.06	Company. Litton Industries, Inc.

1.07	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.08	FSSP. The Northrop Grumman Financial Security and Savings Program.

1.09	Ingalls Salaried Plan. The Ingalls Shipbuilding, Inc. Salaried Employees’ Retirement Plan.

1.10	Participant. Any employee of the Company who is eligible for benefits under a particular Program and has not received full payment under the Program. However, no employees of the Component Technologies Sector or Premier America Credit Union may be Participants.

1.11	Plan. The Litton Industries, Inc. Restoration Plan 2.

1.12	Plan Year. A 12-month period ending on December 31.

1.13	Program. One of the eligibility and benefit structures described in the Appendices.

1.14	Retirement Plan and Retirement Plans.

(a)	For periods after April 3, 2001 and before July 1, 2003, the FSSP, Retirement Plan “B,” and the Ingalls Salaried Plan. Appendix A provides the Program for this period.

(b)	For periods after June 30, 2003, Retirement Plan “B,” the Avondale Plan, and the Ingalls Salaried Plan. Appendix B provides the Program for this period.

1.15	Retirement Plan “B.” This term refers to the benefit structure described in the plan document entitled Northrop Grumman Retirement Plan “B” or one of its predecessor plans. It does not include any benefit structures described in other plan documents, even if part of the legal plan named Northrop Grumman Retirement Plan “B” (for example, Northrop Grumman Retirement Plan “A,” the Ingalls Salaried Plan, and the Avondale Plan).

1.16	Termination of Employment. Complete termination of employment with the Affiliated Companies.

(a)	If a Participant ceases to perform services for one Affiliated Company to begin performing services for another, he or she will not have a Termination of Employment.

(b)	A Participant will have a Termination of Employment if he or she leaves the Affiliated Companies because the affiliate he or she works for ceases to be an Affiliated Company because it is sold or spun off.

ARTICLE II

General Provisions

2.01	In General. The Plan contains two different benefit Programs, which are described in the Appendices. The Appendices provide the eligibility conditions and the amount of benefits payable under the Programs.

(a)	See Appendix A for the Program that applies to benefits earned for services performed after April 3, 2001 and before July 1, 2003.

(b)	See Appendix B for the Program that applies to benefits earned for services performed after June 30, 2003.

2.02	Forms and Times of Benefit Payments. Unless a Program provides rules concerning the form and timing of benefit payments, the Company will determine the form and timing of benefit payments in its sole discretion, except where a lump sum election under Article III applies.

For payments made to supplement those of a particular tax-qualified retirement or savings plan, the Company will only select among the options available under that plan, using the same actuarial adjustments used in that plan, except in cases of lump sums.

Whenever the present value of the amount payable under the Plan does not exceed $10,000, it will be paid in the form of a single lump sum as of the first of the month following Termination of Employment. The lump sum will be calculated using the factors and methodology described in Section 3.07 below.

No payments will commence under this Plan until a Participant’s Termination of Employment, even if benefits have commenced under a Retirement Plan for Participants over age 70½.

2.03	Beneficiaries and Spouses. The Participant may designate a beneficiary if the Company selects a form of payment that includes a survivor benefit. The Participant may change this designation at any time before benefits commence. A beneficiary designation must be in writing and will be effective only when received by the Company.

The beneficiary of a Participant who is married on the date his or her benefits are scheduled to commence will be the Participant’s spouse unless some other beneficiary is named with spousal consent. To be effective, spousal consent must be submitted in writing before benefits commence and must be witnessed by a Plan representative or notary public. Spousal consent is not necessary if the Company determines that there is no spouse or that the spouse cannot be found.

With respect to Programs designed to supplement tax-qualified retirement or savings plans, the Participant’s spouse will be the spouse as determined under the underlying tax-qualified plan. Otherwise, the Company has full discretionary authority to determine the identity of the Participant’s spouse.

2.04	Amendment and Plan Termination. The Company may, in its sole discretion, by written resolution adopted by the Board of Directors or its delegate, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part.

(a)	Except as provided in (f) and Section 2.08, no amendment, suspension or termination of the Plan may, without the consent of a Participant, affect the Participant’s right or the right of the surviving spouse to receive benefits in accordance with this Plan as in effect on the date the employee becomes a Participant.

(b)	After any amendment, the Participant’s rights to benefits preserved in (a) will be determined as if he or she terminated employment immediately before the later of the amendment’s adoption or effective date. The determination in the preceding sentence will be based on the relevant factors at that time, such as the Participant’s compensation history, service credits and Code limitations on benefits.

(c)	The determination in (b) will be modified to take into account any post-amendment increases in benefits provided by the Company’s tax-qualified retirement and savings plans to the extent those benefits relate to benefits due under this Plan. To the extent that any amendment to the Retirement Plans increases benefits in plan years for which a Participant already has received his or her benefits under the Plan, the Plan may offset the Participant’s future benefits or take other reasonable steps solely to correct any duplicative payment of benefits.

Example 1: Assume an amendment eliminates all future benefits under a particular Program. Assume that the Program provides a level of benefits reduced by benefits paid under a tax-qualified plan. Assume further that as of the date of the amendment, a Participant’s level of benefits under the Plan is $150/month less a tax-qualified plan benefit of $100/month, leaving the Participant a net benefit of $50. Under paragraph (b), the Participant’s right to that $50 would be preserved.

Example 2: Same as Example 1, but assume that the Participant’s tax-qualified plan benefit later increases to $120/month. Under the provisions of this paragraph (c), for future months, the Participant would only be entitled to $30 under this Plan.

Example 3: Same as Example 2, but assume that the Participant’s tax-qualified plan benefit increases to $120/month in a plan year for which the Participant already received his benefit of $50/month from the Plan. Under the provisions of this paragraph (c), the Participant would have received the same benefits of $20/month (or its actuarial equivalent) under the tax-qualified plans and under this Plan. To correct this, the Plan could either obtain reimbursement from the tax-qualified plan of the amounts previously paid under this Plan but which are now an obligation of the tax-qualified plan or temporarily decrease the Participant’s benefits in future months by $20 until the full amount of excess benefits is offset.

(d)	The determination in (b) will also be adjusted to take into account post-amendment decreases in a Participant’s compensation.

(e)	The rights of surviving spouses claiming benefits under the Plan with respect to a Participant will be preserved and limited in the same manner as a Participant’s benefits.

(f)	The Company may, in its sole discretion, by written resolution adopted by the Board of Directors or its delegate, amend or eliminate any of the provisions of the Plan with respect to lump sum distributions at any time, including the calculation factors of Section 3.07. This applies whether or not a Participant has already elected a lump sum.

(g)	The Company may, in its sole discretion, seek reimbursement from the Company’s tax-qualified plans to the extent this Plan pays tax-qualified plan benefits to which Participants were entitled or became entitled under the tax-qualified plans.

2.05	Not an Employment Agreement. Nothing contained in this Plan gives any Participant the right to be retained in the service of the Company, nor does it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

2.06	Assignment of Benefits. A Participant, surviving spouse or beneficiary may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, sell, transfer, pledge or encumber any benefits to which he or she is or may become entitled under the Plan, nor may Plan benefits be subject to legal process or to attachment or garnishment by a Participant’s creditors.

2.07	Nonduplication of Benefits. This Section applies if, despite Section 2.06, the Company is required to make payments under this Plan to a person or entity other than the payees described in the Plan. In such a case, any amounts due a Participant or beneficiary under this Plan will be reduced by the actuarial value of the payments made to another person or entity with respect to that Participant or beneficiary.

The actuarial value of lump sums will be determined using the factors and methodology described in Section 3.07 below. In all other cases, actuarial value will be determined using the actuarial assumptions in the underlying Retirement Plan.

In dividing a Participant’s benefit between the Participant and another person or entity, consistent actuarial assumptions and methodologies will be used so that there is no increased actuarial cost to the Company.

2.08	Funding. Participants have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to pay benefits in the future. The Company may, but need not, fund benefits under the Plan through a trust. If it does so, any trust created by the Company and any assets held by the trust to assist it in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Internal Revenue Service Revenue Procedure 92-64, but only to the extent required by Internal Revenue Service Revenue Procedure 92-65. The Company and Participants intend that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

Any funding of benefits under this Plan will be in the Company’s sole discretion. The Company may set and amend the terms under which it will fund and may cease to fund at any time.

To the extent the Company gives Participants and beneficiaries enforceable rights to funding, those rights must be determined under the terms of other documents. No such rights exist under this Plan document, and the restrictions on amendments in this Plan document will in no case apply to restrict the Company’s right to cease or alter the terms of any funding.

2.09	Construction. The Company has full discretionary authority to determine eligibility and to construe and interpret the terms of the Plan, including the power to remedy possible ambiguities, inconsistencies or omissions.

2.10	Governing Law. This Plan is governed by the law of the State of California, except to the extent superseded by federal law.

2.11	Actions By Company. The Company’s powers under the Plan will be exercised by written resolution of the Board of Directors or its delegate. The Board may by written resolution delegate any of the Company’s powers under the Plan and any such delegations may provide for subdelegations, also by written resolution.

2.12	Plan Representatives. Those authorized to act as Plan representatives will be designated in writing by the Board of Directors or its delegate.

2.13	Number. The singular, where appearing in this Plan, will be deemed to include the plural, unless the context clearly indicates the contrary.

ARTICLE III

Lump Sum Election

3.01	In General. This Article provides the rules under which Participants may elect to receive their Plan benefits in a lump sum. Except as provided in Section 3.07, this Article does not apply to Active Participants (as defined in Section 3.04) whose benefits do not exceed $10,000 because they are automatically payable in lump sum form under Section 2.02.

This Article will not apply if a particular Program so provides.

3.02	Retirees Election. Participants and Participants’ beneficiaries already receiving monthly benefits under the Plan at its inception will be given a one-time opportunity to elect a lump sum payout of future benefit payments.

(a)	The election must be made within a 45-day period determined by the Company. Within its discretion, the Company may delay the commencement of the 45-day period in instances where the Company is unable to timely communicate with a particular payee.

(b)	The determination as to whether a payee is already receiving monthly benefits will be made at the beginning of the 45-day period.

(c)	An election to take a lump sum must be accompanied by a waiver of the existing retiree medical benefits by those Participants (and their covered spouses or surviving spouses) entitled either to have such benefits entirely paid for by the Company or to receive such benefits as a result of their classification as an employee under Executive Class Code II.

Following the waiver, waiving Participants (and covered spouses or surviving spouses) will be entitled to the coverage offered to employees who are eligible for Senior Executive Retirement Insurance Benefits in effect as of July 1, 1993. The cost charged to the retirees for this coverage will be determined as if the retiree had been employed 20 or more years by the Company.

(d)	If the person receiving payments as of the beginning of the 45-day period dies before electing a lump sum, his or her beneficiary, if any, may not elect a lump sum.

(e)	Elections to receive a lump sum (and waivers under (c)) must be made in writing and must include spousal consent if the payee (whether the Participant or beneficiary) is married. Elections and spousal consent must be witnessed by a Plan representative or a notary public.

(f)	An election (with spousal consent, where required) to receive the lump sum made at any time during the 45-day period will be irrevocable. If no proper election has been made by the end of the 45-day period, payments will continue unchanged in the monthly form that previously applied.

3.03	Retirees Lump Sum. If a retired Participant or beneficiary makes a valid election under Section 3.02 within the 45-day period, monthly payments will continue in the previously applicable form for 12 months (assuming the payees live that long).

(a)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum to the Participant, if alive, or, if not, to the beneficiary under the previously applicable form of payment.

(b)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in a form that does not provide for survivor benefits and the Participant dies before the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a form that does provide for survivor benefits, but the Participant and beneficiary die before the lump sum payment is due.

(c)	The following rules apply where payment is being made in the form of a 10-year certain and continuous life annuity option:

(1)	If the Participant is deceased at the commencement of the 45-day election period, the surviving beneficiary may not make the election if there are less than 13 months left in the 10-year certain period.

(2)	If the Participant elects the lump sum and dies before the first of the 13th month and:

(A)	if the 10-year certain period has already ended, all monthly payments will cease at the Participant’s death and no lump sum will be paid;

(B)	if the 10-year certain period ends after the Participant’s death and before the beginning of the 13th month, monthly payments will end at the end of the 10-year certain period and no lump sum will be paid; and

(C)	if the 10-year certain period ends after the beginning of the 13th month, monthly payments will continue through the 12th month, and a lump sum equal to the present value of the remaining benefit payments will be paid as of the first of the 13th month.

3.04	Actives Election. Active Participants may elect to have their benefits paid in the form of a single lump sum under this Section.

(a)	A Participant is an Active Participant if he or she is still employed by the Affiliated Companies on or after the beginning of the initial 45-day period referred to in Section 3.02.

(b)	An election to take a lump sum may be made at any time during the 60-day period before Termination of Employment and covers both—

(1)	Benefits payable to the Participant during his or her lifetime, and

(2)	Survivor benefits (if any) payable to the Participant’s beneficiary, including preretirement death benefits (if any) payable to the Participant’s spouse.

(c)	An election does not become effective until the earlier of:

(1)	the Participant’s Termination of Employment, or

(2)	the Participant’s death.

A Participant’s election may be revoked before it is effective.

A Participant’s election will never take effect if the Participant does not have a Termination of Employment within 60 days after making the election.

(d)	An election may only be made once. It cannot be made again if it fails to become effective after 60 days or is revoked before becoming effective.

(e)	No election can be made after a Participant’s Termination of Employment.

(f)	If a Participant dies before making a lump sum election, his or her spouse may not make a lump sum election with respect to any benefits that may be due the spouse.

(g)	Elections to receive a lump sum must be made in writing and must include spousal consent if the Participant is married. Elections and spousal consent must be witnessed by a Plan representative or notary public.

3.05	Actives Lump Sum—Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04 has a Termination of Employment after he or she is entitled to commence benefits under the Retirement Plans, payments will be made in accordance with this Section.

(a)	Monthly benefit payments will be made for up to 12 months, commencing the first of the month following Termination of Employment. Payments will be made:

(1)	for a Participant who is not married on the date benefits are scheduled to commence, based on a straight life annuity for the Participant’s life and ceasing upon the Participant’s death should he or she die before the 12 months elapse, or

(2)	for a Participant who is married on the date benefits are scheduled to commence, based on a joint and survivor annuity form—

(A)	with the survivor benefit equal to 50% of the Participant’s benefit;

(B)	with the Participant’s spouse as the survivor annuitant;

(C)	determined by using the contingent annuitant option factors used to convert straight life annuities to 50% joint and survivor annuities under the Northrop Grumman Retirement Plan “B”; and

(D)	with all payments ceasing upon the death of both the Participant and his or her spouse should they die before the 12 months elapse.

(b)	As of the first of the 13th month, the present value of the remaining benefit payments will be paid in a single lump sum. Payment of the lump sum will be made to the Participant if he or she is still alive, or, if not, to his or her surviving spouse, if any.

(c)	No lump sum payment will be made if:

(1)	The Participant is receiving monthly benefit payments in the form of a straight life annuity and the Participant dies before the time the lump sum payment is due.

(2)	The Participant is receiving monthly benefit payments in a joint and survivor annuity form and the Participant and his or her spouse both die before the time the lump sum payment is due.

(d)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but before commencement of any benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

3.06	Actives Lump Sum—Not Retirement Eligible. If a Participant with a valid lump sum election in effect under Section 3.04 has a Termination of Employment before he or she is entitled to commence benefits under the Retirement Plans, payments will be made in accordance with this Section.

(a)	No monthly benefit payments will be made.

(b)	Following Termination of Employment, a single lump sum payment of the benefit will be made on the first of the month following 12 months after the date of the Participant’s Termination of Employment.

(c)	A lump sum will be payable to a Participant’s spouse as of the first of the month following the date of the Participant’s death, if:

(1)	the Participant dies after making a valid lump sum election but before commencing benefits under this Plan;

(2)	the Participant is survived by a spouse who is entitled to a preretirement surviving spouse benefit under this Plan; and

(3)	the spouse survives to the first of the month following the date of the Participant’s death.

(d)	No lump sum payment will be made if the Participant is unmarried at the time of death and dies before the time the lump sum payment is due.

3.07	Calculation of Lump Sum. The factors to be used in calculating the lump sum are as follows:

Interest: Whichever of the following two rates that produces the smaller lump sum:

(1)	the discount rate used by the Company for purposes of Statement of Financial Accounting Standards No. 87 of the Financial Accounting Standards Board as disclosed in the Company’s annual report to shareholders for the year end immediately preceding the date of distribution, or

(2)	the applicable interest rate under section 417(e)(3) of the Code that would be used to calculate a lump sum value for the benefit under the Retirement Plans.

Mortality: The applicable mortality table under section 417(e)(3) of the Code that would be used to calculate a lump sum value for the benefit under the Retirement Plans.

Increase in Section 415 Limit: 4% per year.

Age: Age rounded to the nearest month on the date the lump sum is payable.

The annuity to be converted to a lump sum will be the remaining annuity currently payable to the Participant or his or her beneficiary at the time the lump sum is due.

For example, assume a Participant is receiving benefit payments in the form of a 50% joint and survivor annuity.

If the Participant and the survivor annuitant are both still alive when the lump sum payment is due, the present value calculation will be based on the remaining benefits that would be paid to both the Participant and the survivor in the annuity form.

If only the survivor is alive, the calculation will be based solely on the remaining 50% survivor benefits that would be paid to the survivor.

If only the Participant is alive, the calculation will be based solely on the remaining benefits that would be paid to the Participant.

In the case of a Participant who dies before commencing benefits under this Plan so that only a preretirement surviving spouse benefit (if any) is payable, the lump sum will be based solely on the value of the preretirement surviving spouse benefit.

3.08	Spousal Consent. Spousal consent for the elections described above is not necessary if the Company determines that there is no spouse or the spouse cannot be located.

/s/ Richard A. Underhill	6/30/03
Richard A. Underhill	Date
Vice President, Compensation and Benefits

APPENDIX A

Litton Restoration Program – Post April 3, 2001 through June 30, 2003

A.01	Purpose. The purpose of this Program is simply to restore to employees of the Company the benefits they lose under the Retirement Plans as a result of the compensation limit in Code section 401(a)(17) and/or the limit on deferrals in Code section 402(g), or any successor provisions. This Appendix applies to benefits earned for service performed after April 3, 2001 and before July 1, 2003.

A.02	Definitions. The following terms have the meanings below for purposes of this Appendix.

(a)	Annual Compensation. Compensation paid during the calendar year, subject to the following:

(1)	For compensation paid before July 1, 2003, Annual Compensation means “Compensation” as defined in the FSSP.

(2)	For compensation paid after June 30, 2003, Annual Compensation means “Compensation” as defined in the Northrop Grumman Savings Plan (NGSP) for participants who transfer to that plan only in the year of transfer.

(3)	Compensation does not include retention bonuses paid as a result of the acquisition of Litton Industries, Inc. by Northrop Grumman Corporation.

(4)	Compensation does not include amounts paid for service performed before January 1, 2001 or after December 31, 2003.

(5)	Transfers. For anyone who transferred from the FSSP to the NGSP before 2003, the rule under (1) applies to pre-transfer periods, and the rules under (2) apply to periods after the transfer.

(b)	Annuity Equivalent. “Annuity Equivalent” determined in the same manner as the prior version of this Program.

A.03	Eligibility. An employee of the Company or one of its subsidiaries is eligible to receive a benefit under this Program if he or she:

(a)	retires on or after May 1, 2001;

(b)	has vested in benefits under one or more of the Retirement Plans that are reduced because of the application of Code section 401(a)(17) and/or Code section 402(g); and

(c)	is not eligible to receive a benefit under the Northrop Corporation Supplemental Retirement Income Program for Senior Executives, the Litton Industries, Inc. Restoration Plan, or any other plan or program that bars an employee from participation in this Program.

(d)	Has deposited the maximum amount of pretax Employee Deposits under the FSSP, including the Basic Contributions under the NGSP in a transfer year (excluding any age 50 catch-up contributions).

A.04	Amount of Benefit.

(a)	General. The benefit payable under this Program with respect to a Participant who commences benefits during his or her lifetime is intended to make up for the retirement benefit, if any, that would have been payable to the Participant under the terms of a Retirement Plan, but for the restrictions of Code sections 401(a)(17) and/or 402(g), or any successor section as those limits are described by the applicable Retirement Plan.

(b)	Benefit Formula. The benefit payable under this Program with respect to a Participant who commences benefits during his or her lifetime equals the sum of all of his or her annual Part I Excess Benefits and annual Part II Excess Benefits for each year in which the individual was a Participant.

(c)	Part I Excess Benefit. A Participant’s annual Part I Excess Benefit equals (4), where:

(1)	equals the Participant’s Annual Compensation multiplied by 4%;

(2)	equals the actual amount of the Participant’s pretax Employee Deposits under the FSSP or Tax-Deferred Contributions under the NGSP for the Plan Year (as limited by Code sections 401(a)(17) and/or 402(g));

(3)	equals (1) minus (2); and

(4)	equals 85% of (3), minus the Annuity Equivalent of (3).

(d)	Part II Excess Benefit. A Participant’s annual Part II Excess Benefit equals (4), where:

(1)	equals the Participant’s Annual Compensation multiplied by 6%;

(2)	equals the actual amount of the Participant’s Matched Deposits under the FSSP and Basic Contributions under the NGSP for the Plan Year (as limited by Code sections 401(a)(17) and/or 402(g));

(3)	equals (1) minus (2);

(4)	equals the Annuity Equivalent of 50% of (3).

(e)	Partial Year 2003. Subsections (c) and (d) above are modified as provided in this subsection for Participants who are eligible for an accrual under this Program in Plan Year 2003.

(1)	The benefit will be calculated based on a full year of Annual Compensation.

(2)	The total benefit in subsections (c) and (d) above are offset by the benefit amount earned from July 1, 2003 to December 31, 2003 under Appendix B.

(f)	Vested Benefits. Benefits under this Program will only be paid to supplement benefit payments actually made from a Retirement Plan. If benefits are not payable under a Retirement Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Program with respect to such Retirement Plan.

(g)	No duplication of benefits. In any year in which a Participant earns benefits in two or more qualified defined benefit plans, the benefits from this plan will be reduced for any restoration plan benefits paid from the other defined benefit plan.

A.05	Preretirement Surviving Spouse Benefit. Preretirement surviving spouse benefits will be payable under this Program on behalf of a Participant if such Participant’s surviving spouse is eligible for benefits payable from a Retirement Plan. The amount of the preretirement surviving spouse benefit is the amount under A.04, adjusted as follows:

(a)	Death on or After Normal Retirement Age. The Participant’s surviving spouse will receive a 100% survivor annuity calculated assuming the employee commenced receiving normal retirement benefits the day before death.

(b)	Death on or After Early Retirement Age, But Before Normal Retirement Age. The Participant’s surviving spouse will receive a 100% survivor annuity calculated assuming the employee commenced receiving early retirement benefits the day before death.

(c)	Death Before Early Retirement Age. The Participant’s surviving spouse will receive a 100% survivor annuity calculated assuming the employee terminated employment and survived to normal (or early) retirement age and commenced receiving a joint and survivor annuity.

No benefit will be payable under this Program with respect to a spouse after the death of that spouse.

A.06	Plan Termination. No further benefits may be earned under this Program with respect to a particular Retirement Plan after the termination of such Retirement Plan.

A.07	Retirement Plan Benefits. For purposes of this Appendix, the term “Retirement Plan Benefits” generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Retirement Plan. However, this Program is only intended to remedy pension reductions caused by the operation of section 401(a)(17) and/or 402(g) and not reductions caused for any other reason. In those instances where pension benefits are reduced for some other reason, the term “Retirement Plan Benefits” shall be deemed to mean the benefits that actually would have been payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a)	A reduction in pension benefits as a result of a distress termination (as described in ERISA § 4041(c) or any comparable successor provision of law) of a Retirement Plan. In such a case, the Retirement Plan Benefits will be deemed to refer to the payments that would have been made from the Retirement Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA § 4041(b) or any comparable successor provision of law).

(b)	A reduction of accrued benefits as permitted under Code section 412(c)(8), as amended, or any comparable successor provision of law.

(c)	A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

APPENDIX B

Litton Cash Balance Restoration Program

B.01	Purpose. The purpose of this Program is simply to restore to employees of the Company the benefits they lose under Retirement Plan “B” and the Avondale Plan after June 30, 2003 as a result of the compensation limit in Code section 401(a)(17) and/or the benefit limit in Code section 415(b), or any successor provisions.

B.02	Eligibility. An employee of the Company is eligible to receive a benefit under this Program if he or she:

(a)	retires on or after July 1, 2003;

(b)	has vested in benefits under Retirement Plan “B,” the Ingalls Salaried Plan, or the Avondale Plan that are reduced because of the application of Code section 401(a)(17) and/or Code section 415(b); and

(c)	is not eligible to receive a benefit under the Northrop Corporation Supplemental Retirement Income Program for Senior Executives or any other plan or program which bars an employee from participation in this Program.

B.03	Amount of Benefit. The benefit payable under this Program with respect to a Participant who commences benefits during his or her lifetime will equal the retirement benefit, if any, that would have been payable to the Participant under the terms of a Retirement Plan, but for the restrictions of Code section 401(a)(17) and/or Code section 415(b) (or any successor sections) as those limits are described by the applicable Retirement Plan. “Compensation” is defined by the pension plans and includes the amount that would have been counted under the Qualified plans except that it was deferred under The Northrop Grumman Deferred Compensation plan.

Benefits under this Program will only be paid to supplement benefit payments actually made from Retirement Plan “B” or the Avondale Plan. If benefits are not payable under Retirement Plan “B” or the Avondale Plan because the Participant has failed to vest or for any other reason, no payments will be made under this Program with respect to those plans.

B.04	Preretirement Survivor Benefit. Preretirement survivor benefits will be payable under this Program on behalf of a Participant if the Participant’s beneficiary is eligible for benefits payable from Retirement Plan “B” or the Avondale Plan. The benefit payable will be the amount that would have been payable under the Retirement Plan but for the restrictions of section 401(a)(17) (or any successor section), as that limit is described in the applicable Retirement Plan.

The benefit payable under this Program will be paid in a lump sum to nonspouse beneficiaries and in either a lump sum or single life annuity to spouse beneficiaries.

The benefit payable under this Program will be reduced by the combined amounts of the Retirement Plan Benefits and the Northrop Grumman Corporation ERISA Supplemental Plan 1 benefits attributable to the applicable Retirement Plan.

No benefit will be payable under this Program with respect to a spouse after the death of that spouse.

B.05	Plan Termination. No further benefits may be earned under this Program with respect to a particular Retirement Plan after the termination of the Retirement Plan.

B.06	Retirement Plan Benefits. For purposes of this Appendix, the term “Retirement Plan Benefits” generally means the benefits actually payable to a Participant, spouse, beneficiary or contingent annuitant under a Retirement Plan. However, this Program is only intended to remedy pension reductions caused by the operation of section 401(a)(17) and not reductions caused for any other reason. Where pension benefits are reduced for some other reason, the term “Retirement Plan Benefits” shall be deemed to mean the benefits that actually would have been payable but for such other reason.

Examples of such other reasons include, but are not limited to, the following:

(a)	A reduction in pension benefits as a result of a distress termination (as described in ERISA § 4041(c) or any comparable successor provision of law) of a Retirement Plan. In such a case, the Retirement Plan Benefits will be deemed to refer to the payments that would have been made from the Retirement Plan had it terminated on a fully funded basis as a standard termination (as described in ERISA § 4041(b) or any comparable successor provision of law).

(b)	A reduction of accrued benefits as permitted under Code section 412(c)(8), as amended, or any comparable successor provision of law.

(c)	A reduction of pension benefits as a result of payment of all or a portion of a Participant’s benefits to a third party on behalf of or with respect to a Participant.

(d)	No duplication of benefits. If the participant is eligible for restoration plan benefits another Excess plan for the same period of service, the benefit under this plan will be reduced accordingly to prevent a duplication of benefits.